Amended and Restated Employment Agreement



     This Agreement is entered into this 2nd day of April, 1995, by and between THE DIANA CORPORATION, a Delaware corporation (the
"Company"), and RICHARD Y. FISHER ("Employee").

     WHEREAS, Employee has served the Company in an executive capacity since January 1985 pursuant to previously existing written and oral agreements;

     WHEREAS, the Company recognizes that the Employee's experience has been and is expected to continue to be of great value to the Company;

     WHEREAS, the Company wishes this Agreement to be an incentive for the Employee to continue to expend such effort on behalf of the Company secure in the knowledge that he will be compensated for his efforts and his accomplishments both during the Term and after the Term has expired;

     WHEREAS, the Employee is willing to commit the performance of his services for the Company upon the terms and conditions herein set forth;

     WHEREAS, the Company and Employee desire to amend, restate and extend their existing employment arrangement;

     NOW THEREFORE, in consideration of the mutual covenants contained herein, the Company hereby agrees to employ the Employee and the Employee hereby agrees to accept such employment upon the following terms and conditions:

     1. Term. The term of Employee's employment (the "Term") under this Agreement shall commence as of the date hereof and continue until March 31, 1997, provided, however, that at the end of such term or any extension thereof as provided herein, the Term shall be automatically extended for an additional fiscal year of the Company unless either party shall give written notice to the other not less than ninety (90) days prior to the beginning of such fiscal year that the Term shall not be so extended. The word "Term" as used herein includes any extensions thereof.

     2. Duties and Responsibilities. During the Term the Employee is engaged and shall perform such duties and responsibilities for the Company as may be assigned to him by the Company's Board of Directors and which are reasonably consistent with the duties of Chairman previously performed by Employee. Employee's employment shall be within 25 miles of Milwaukee, Wisconsin. The Employee may involve himself in private investments and activities which do not significantly conflict with his duties



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under this Agreement and may serve as a director of such companies on whose board he elects to serve providing said directorships do not significantly conflict with his obligations as an Employee, officer or director hereunder. After the Term, neither the Company nor the Employee shall have any further obligations hereunder except in the case of the Company for its duties under Section 4(a), Section 6, Section 12(h) and 12(i).

     3. Compensation During the Term. The Company agrees to pay to the Employee during the Term a guaranteed minimum annual salary at a rate of $210,000. The guaranteed minimum salary hereunder shall be payable at intervals not less often than bi-weekly and subject to usual payroll deductions. During the Term, the Employee shall not be discriminated against with respect to any other Company bonus plans or with respect to medical, hospital and life insurance programs, pension program, and other similar welfare benefit programs from time to time, in each case, made available to the Company's officers as a class. The Company shall provide Employee six (6) week's paid vacation each year of the Term.
During the Term, the Company will pay the annual dues, but not the initiation or other admission or purchase fee, relating to membership in an athletic or such other similar social club of his choice. In addition, nothing herein shall in any way cancel, reduce or otherwise affect the Employee's rights to any stock options granted to him in the past or in the future by the Board of Directors of the Company. During the Term, the Company shall provide the Employee with office space, secretarial assistance and other facilities, as may be required in the proper performance of his duties and responsibilities and shall reimburse him for expenses reasonably incurred by him the performance of his duties.

     4.   Deferred Compensation and Certain Other Benefits.

     (a) Deferred Compensation earned by Employee for services rendered prior to the date hereof and through March 30, 1995 (fiscal 1995) shall be payable in the fiscal years and in the amounts shown below. The right of Employee to receive these deferred compensation payments bi-weekly is absolute and is in no way dependent upon his continued employment with the Company under this Agreement, and appears in this section 4(a) to evidence the Company's existing liability to Employee for services rendered prior to this Agreement.

          Fiscal Year              Amount

             1996                 $220,000
             1997                 $220,000
             1998                 $220,000
             1999                 $233,035
             2000                 $220,000



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     (b)  Bonus payments, if any, shall be paid as set forth
hereafter.  Employee's bonus shall be the greater of:

     (i) 1/3 of 1% of the "Purchase Price" of each Acquisition made by the Company or an Affiliate of the Company, plus, 1/3 of 1% of the Sale Price of each divestiture made by the Company or Affiliates of the Company, or

     (ii)       (ROI less Base Rate) x Investment x 10%.

     In the case of bonus due under (ii) above, payment shall be made within 90 days following each fiscal year of the Term in respect of such fiscal year.

     In the case of Purchases, bonus payments made under (i) above are due at Closing.

     In the case of Sales, bonus payments under (i) above are due at the time the Company or its Affiliates receive payment in the form of cash or marketable securities.

     In measuring (i) against (ii) above the amount actually received by Employee under (i) during each fiscal year shall be used in determining whether (i) exceeds (ii).

     Additionally, Employee shall be entitled to receive bonus payments under (i) above in the case of contracts for purchases or sales executed prior to the expiration of this Agreement, but closed subsequent to expiration of this Agreement or payments for Sales received subsequent to expiration, as though the contract was ongoing but not measured against (ii) after expiration.

     Definitions:

     "Annual Profits" are the Company's EBIT earnings.

     "Investment" equals the Company's total shareholders' equity at the start of the Bonus period plus the average interest bearing debt of the Company during the prior year.

     "ROI" is a percentage determined by dividing Annual Profit by Investment.

     "Treasury Rate" is the yield on the thirty (30) year U.S.
Government Treasury Bond as reported in the Wall Street Journal on the first day of the applicable fiscal year.

     "Base Rate" 150% of Treasury Rate.

     "Purchase Price" shall be the total consideration paid by the Company or any of its Affiliates for the purchase of a business (whether stock or assets). Total consideration shall be the Purchase Price plus Non-Competition payments as set forth in the Purchase Agreement.

     "Sale Price" shall be the total consideration paid to the Company or any of its Affiliates for the sale of a business (whether stock or assets). Total consideration shall be the Sale Price plus Non-Competition payments as set forth in the Purchase Agreement, and shall include but not be limited to, cash, stock, bonds or other securities.

     "Affiliate" of the Company is a person that directly or indirectly though one or more intermediaries, controls, or is controlled by, or is under common control with, such Company.

     5.   Board of Directors

     Employee shall during the Term of this contract serve on the Board of Directors of the Company at no additional charge.

     6.   Medical Payments

     During and after this Agreement, the Company shall pay all medical expenses, including but not limited to, medical, dental, hospital, optometrical, nursing, nursing home, and drugs for the Employee and his spouse for the remainder of each of their lives provided that insofar as the spouse is concerned, such benefit is applicable only during the marriage and after the death of the Employee providing they are married at the time of Employee's death.

     7.   Termination By Company.

     (a) Disability. During the Term in the event that Employee shall, because of physical or mental incapacity, be unable substantially to perform his duties for a period of at least three
(3) successive months and at the end of such period a physician selected by the Company certifies that it appears unlikely that Employee will be able to substantially perform his duties for an indefinite additional period of time because of such physical or mental incapacity, the Company shall have the right to terminate the active employment of Employee and end the Term according to the provision stated herein; provided, however, that in the event that Employee shall not agree with the certification of disability made by the physician selected by the Company, to which the Employee will make himself available for and submit to such examination as and when requested, Employee may select his own physician who shall make a determination as to Employee's disability; in the event that the physician so selected by Employee shall disagree with the physician selected by the Company, the two physicians shall, within thirty (30) days, select a third physician whose determination shall be conclusive and binding on all parties hereto.

     Notwithstanding anything herein to the contrary, the Company may terminate the active employment of Employee and end the Term at any time after Employee shall have been absent from his employment for whatever cause, for a continuous period of more than four (4) months.

     In the event of any such termination pursuant to this paragraph 7(a), the Company shall continue to pay to the Employee, through the end of the fiscal year in which the Term ends, a salary on a semi-monthly basis at a rate equal to three-quarters of the guaranteed minimum annual salary in effect on the date of such termination. Employee shall also be entitled to a bonus equal to three-quarters of the bonus pursuant to paragraph 4(b) in respect of the year of termination.

     (b) Death. In the event of the death of the Employee, the Term shall end and the Company shall make, until the end of the fiscal year in which the death occurred, semi-monthly payments at a rate equal to three-quarters of the guaranteed minimum annual salary in effect on the date of death. Employee shall also be entitled to a bonus equal to three-quarters of the bonus pursuant to paragraph 4 in respect of the year of death. The payments to be made under this Section 7(b) shall not be reduced by reason of any insurance proceeds payable directly to the Employee's beneficiaries or estate pursuant to insurance carried or provided by the Company, and shall be made to such beneficiary as the Employee may designate for that purpose in written notice given to the Secretary of the Company prior to his death, or if the Employee has not so designated, then to the personal representative of his estate.

     8.   Termination By Employee.

     (a) Termination If Position Changes. In the event that at any time during the Term, Employee, without his written consent, does not hold the position set forth in Section 2 and have the duties and responsibilities that would normally be expected thereunder, Employee may terminate his employment with the Company hereunder by giving to the Secretary of the Company written notice of such termination within six (6) months after his right to terminate arises.

     (b) Termination By Employee Due To Change In Control Of Company and Other Related Matters. During the Term the Employee may further terminate his employment hereunder for the following Good Reason, which shall mean (A) a change in control of the Company (as defined below), (B) any removal of the Employee from or any failure to re-elect the Employee as a Director without his written consent thereto, or (C) failure of the Company to obtain an agreement by and between the Company and any successor to the

Company, as contemplated herein, for said successor's assumption of the Company's obligations to perform this Agreement. For purposes of this Agreement, a "change in control of the Company" shall be deemed to occur if (a) any "Person" (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than Employee, Sydney B. Lilly, Donald E. Runge, Richard Y. Fisher, or any of their respective spouses, lineal descendants, personal representatives, estates, or trusts primarily for the benefit of any of the foregoing, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding voting securities of the Company; or (b) during any period of two consecutive years during the term of this Agreement, or any lesser period, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof unless such change is expressly approved by Employee.

     In the event of such termination under 8(a) or 8(b) above, the Term shall end and the Company shall pay to the Employee, in a lump sum and within thirty (30) days of such termination, an amount equal to the aggregate balance (based on the guaranteed minimum annual salary in effect at the time of such termination) which would have been payable to the Employee during the remaining portion of the fiscal year in which the Term ended. Upon termination, under Section 7(a), 7(b), 8(a) or 8(b) of this Agreement, the benefits provided for in Sections 4(a), 6, 12(h) and 12(i) hereof shall continue to be provided to Employee or his spouse in accordance therewith. The Company shall also pay Employee the bonus in paragraph 4(b) in respect of the entire year of the year of termination.

     Notwithstanding anything to the contrary contained herein, any payments made to Employee pursuant to Section 8(a) or Section 8(b) hereof (the "Accelerated Payment") shall not exceed one dollar ($1.00) less than the amount that would cause any part of the Accelerated Payment to be nondeductible under Section 280G of the Internal Revenue Code. The balance of any payments due to Employee pursuant to Section 8(a) or 8(b) (after payment of the Accelerated Payment), if any, shall be paid to Employee in the same amounts (diminished pro rata by the effect of the Accelerated Payment), on the same schedule and otherwise on the same terms as are provided in this Agreement.

     The Employee shall not be required to mitigate the amount of any payments provided for in this Section by seeking other employment or otherwise, and no payments required pursuant to this Agreement shall be reduced as a result of any other income of Employee, and any amounts due hereunder shall be absolute.

     The Company shall maintain in full force and effect, for the continued benefit of the Employee for the full Term of this Agreement, all employee benefit plans and programs in which the Employee was entitled to participate immediately prior to the date of termination provided, that if the Employee's continued participation in any such plan or program is barred by reason of the operation of law, the Employee shall be entitled to receive an amount equal to the annual contributions, payments, credits or allocations made by the Company to him, to his account or on his behalf under such plans and programs from which his continued participation is barred.

     9. Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 9 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

     10. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or deposited in the U.S. Mail in a registered, postage prepaid envelope addressed, if to the Employee at his address set forth below, and if to the Company, c/o Secretary, at the principal executive office of the Company, or to such other addresses as either party shall designate by written notice to the other.

     11. Assignment. The Employee may not assign his rights or obligations hereunder. The rights and obligations of the Company hereunder shall inure to the benefit of and shall be binding upon its respective successors and assigns.

     12.  Miscellaneous.

     (a) This Agreement shall be subject to and governed by the laws of the State of Wisconsin.

     (b) The Company agrees to reimburse the Employee for all costs and expenses incurred by him (including the reasonable fees for his counsel) in enforcing any of his rights under this

Agreement, including the fees of any arbitrator.

     (c) Failure to insist upon strict compliance with any provisions hereof shall not be deemed a waiver of such provisions or any other provision hereof.

     (d) This Agreement constitutes and expresses the whole Agreement of parties hereto in reference to any employment of Employee by the Company, and in reference to any of the matters or things herein provided for, or hereinbefore discussed or mentioned in reference to such employment, all promises, representations and understandings relative thereto herein merged. This Agreement may not be modified except by each of an agreement in written executed by the parties hereto.

     (e) The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provisions.

     (f) Any controversy or claim which shall arise between the parties herein arising out of or relating to this Agreement, or the breach thereof, may be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association at the election of either party hereto. All such arbitration proceedings shall be had in the City of Milwaukee, State of Wisconsin. In the event of such arbitration, judgment upon the award rendered by the arbitrator, may be entered in any court having jurisdiction thereof.

     (g) The Company shall not be permitted to withhold any payments due hereunder when such payments are due and any such amounts due hereunder may not be withheld as set-off from any obligations claimed against the Employee. In the event of any dispute hereunder, all sums due hereunder shall be paid by the Company in the amount and manner, and at the time or times, provided for herein, subject to expedient resolution of such disputes between the parties, and shall not be withheld pending such resolution. Time is of the essence with respect to any and all payments due hereunder.

     (h) Nothing herein contained shall reduce or otherwise affect any benefits previously earned and due to Employee at any time hereafter under prior employment contracts with the Company.

     (i) Employee shall have the right to purchase the furniture in his personal office at book value at the termination of his employment.

     (j) This Agreement supercedes and replaces the Agreement ratified by the Company's Board of Directors on March 7, 1995.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                   THE DIANA CORPORATION



                                   By:
                                      R. Scott Miswald
                                      Vice President and Treasurer


                                   EMPLOYEE



                                      Richard Y. Fisher